UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2005

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 24, 2005, the Compensation Committee of the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc. (the “Company”) approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under the Company’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The effective date of the acceleration was October 25, 2005.

The accelerated options have exercise prices ranging from $3.35 to $14.56 and a weighted average exercise price of $5.28. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) by the Company in fiscal 2006. The Company expects the acceleration to reduce the stock option expense it otherwise would be required to record beginning in fiscal 2006 by more than $7.5 million on a pre-tax basis.

Item 2.02 Results of Operations and Financial Condition

On October 26, 2005, the Company issued a press release announcing its financial results for the fiscal quarter ended September 30, 2005 and held a conference call regarding those results. The press release relating to such financial results is furnished herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers

Mr. Chang Sun and Mr. Ying Wu have resigned from the Board, effective as of October 25, 2005. Mr. Sun was a member of the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Mr. Wu was a member of the Nominating and Corporate Governance Committee. The Board has appointed Mr. Tom Manning to the Board and to serve as a member of the Compensation Committee, effective as of October 25, 2005. Mr. Manning was appointed on the recommendation of the Nominating and Corporate Governance Committee of the Board. There is no arrangement or understanding between

Mr. Manning and any other persons pursuant to which he was appointed as a director. Mr. Manning has been appointed as a Class II director, and along with the other Class II directors, Mr. Manning’s term will expire at the Company’s 2007 annual meeting of stockholders, at which time he will be eligible for re-election by the Company’s stockholders for a new three-year term. There is no family relationship between Mr. Manning and any other director or executive officer of the Company.

The Board determined that Mr. Manning has no material relationship with the Company and is otherwise “independent” in accordance with the applicable rules and regulations of Nasdaq and the United States Securities and Exchange Commission. In making such determination, the Board considered all relevant facts and circumstances, including Mr. Manning’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Nominating and Corporate Governance Committee also considered the qualifications for director candidates pursuant to the Nominating and Corporate Governance Committee Charter, which is available on the Company’s website at http://www.asiainfo.com/investor/nominating.shtml, or in print by writing to AsiaInfo Holdings, Inc. at 4/F, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China, Attn: Legal Department.

Mr. Manning currently serves as Chairman of China Board of Directors Limited, a board advisory firm based in Hong Kong. He also serves as independent director of Bank of Communications, the fifth largest bank in China and a company listed on the Hong Kong Stock Exchange, and a director of several private enterprises in China and the United States. Mr. Manning previously served as a director of Bain & Company, where he was a member of Bain’s China Board of Directors and head of Bain’s information technology strategy practice in the Silicon Valley and Asia. Prior to Bain, he was Global Managing Director of the Strategy & Technology Business of Capgemini, CEO of Capgemini Asia Pacific and CEO of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia. Prior to that he worked in various capacities at McKinsey & Company, CSC Index, and Buddy Systems, Inc. Mr. Manning obtained his undergraduate degree from Harvard University and graduate degree from the Stanford Graduate School of Business.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description
99.1	Press release dated October 26, 2005 announcing the Company’s financial results for fiscal quarter ended September 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: October 27, 2005	By:	/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated October 26, 2005 announcing the Company’s financial results for fiscal quarter ended September 30, 2005.